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                                                                    EXHIBIT 99.1



                                       4

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                           INTRODUCTION - NORM HARRIS

- I would like to welcome everyone to Diamond Triumph's year-end 2002 conference call. During this conference call, we will discuss the Company's operating and financial results for the calendar year ended December 31, 2002. We will also provide an overview of significant events that impacted the Company during calendar year 2002.

- I would like to introduce the Company participants. I'm Norm Harris the Chief Executive Officer of the Company. Joining me on the conference call will be Michael Sumsky our President and Chief Financial Officer.

- Before we get into the details of the call we do need to read the following Cautionary Statement. Over the course of this conference call, we may make certain statements concerning the business and industry. Our 10K for the year ended December 31, 2002 details important risk factors that should also be considered when evaluating the matters, which we may discuss during the course of the call.

- In addition, with respect to any reference to EBITDA on this call, please refer to our earnings release, dated April 2, 2003, that is available on our website at www.diamondtriumphglass.com. The earnings release includes Income from Operations data, as well as a reconciliation of EBITDA and Income from Operations, for the full year 2002.
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                             NORM HARRIS - OVERVIEW

- During 2002, sales increased to $201.6(m) from $201.4(m) and EBITDA decreased $9.5(m) to $12.0(m). This represented a minimal sales increase and an EBITDA decrease of 44.2% over the comparative period of 2001. The decrease in EBITDA was primarily due to weaker industry demand and an increase in operating expenses, primarily due to expansion related costs.

- During 2002 the Company continued its national expansion and opened 22 additional service centers primarily in the western portion of the United States. This expansion resulted in service center operations in three new states including Arizona, Idaho and Wyoming. As of December 31, 2002, the Company had 278 service centers operating in 46 states.

- As a reminder, the Company has opened 46 additional service centers during calendar year 2001 and 2002 combined.

- During 2003, the Company will be very deliberate with our service center openings. At present, we have projected a minimal number of 2003 service center openings as we will continue to focus on improving service center performance within our existing service center network.

- The Company incurred $3.3(m) in CAP EX during 2002 as it completed the replacement of our back office legacy financial systems. The Company has expended $7.5(m) primarily in MIS related CAP EX, during the last two calendar years to upgrade our MIS platform.

- The Company continued to build additional cash reserves during 2002, which enabled the Company to take advantage of an opportunity to repurchase $7 million in aggregate principal amount of its senior notes at a financial statement gain of approximately $1.4(m) and has reduced its ongoing annual interest expense by approximately $600,000.

- In summary, during 2002, despite the weaker industry conditions, the Company continued to make significant investments to expand our service center network and improve our MIS infrastructure. In addition, the Company was able to reduce our long term debt and still ended the year with cash reserves.

- In the short term, we will focus on improving the performance of our recently opened service centers and utilize our new systems to leverage costs throughout the organization while we explore opportunities to broaden our revenue base.

- At this time, I would like to turn the presentation over to Mike Sumsky, our President and Chief Financial Officer for an overview of our financial results.
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                       MICHAEL SUMSKY - FINANCIAL OVERVIEW

- I am going to review key financial statement statistics for calendar year 2002 and highlight significant trends versus calendar year 2001.

- Net sales for 2002 increased by $0.2(m), or 0.1%, to $201.6(m) from $201.4(m) for 2001. The increase in sales was attributable to an increase in revenue per installation unit. Although installation units decreased 1.4%, due primarily to weaker demand, revenue per installation unit increased an average of 1.5%. The increase in Diamond's average revenue per installation unit is attributable to general price increases and to its sales mix. As a reminder, as disclosed within our recently filed 10-K, the National Auto Glass specification, an independent third party which develops the list prices for replacement automotive glass, issued a series of price changes to its list prices which became effective January 2003 that resulted in a 4% to 5% decrease in overall list prices.

- Gross profit decreased by $1.2(m), or 0.8%, to $142.1(m) from $143.3(m) for 2001. The decrease in gross profit for 2002 was primarily due to an increase in glass cost per unit. Gross profit as a percentage of sales was 70.5% for 2002 versus 71.2% for 2001.

- Operating expenses for 2002 increased by $8.8(m), or 7.1%, to $133.3(m) from $124.5(m) for 2001. Operating expenses increased as a percentage of sales to 66.1% for 2002 from 61.8% for 2001. The increase in operating expenses was primarily due to additional costs related to the expansion of our service center network, a general increase in wages and wage related expenses primarily within our service centers combined with an increase in insurance expense due to rising insurance premiums.

- Approximately $5.9(m) of the $8.8(m) increase in 2002 operating expenses was directly related to service center expansion.

- EBITDA was $12.0(m) in 2002 compared to $21.5(m) for 2001, which represented a decrease of $9.5(m) or 44.2%. EBITDA as a percentage of sales decreased to 6.0% for 2002 from 10.6% for 2001. The decrease in EBITDA was due to a decrease in gross profit and an increase in operating expenses.
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                    MICHAEL SUMSKY - FINANCIAL OVERVIEW CONT.

- Capital expenditures were $3.3(m) for 2002 versus $4.2(m) for the comparable period in 2001. During 2002, the Company substantially completed the final implementation of its new back office suite of financial applications, which upgraded our demand planning, warehouse management, inventory, and other core financial applications. During 2003, the Company plans to be very deliberate with additional MIS related CAP EX and will continue to develop our existing MIS infrastructure.

- Interest expense for 2002 was $8.8(m) versus $10.3(m) for 2001. The decrease was due primarily to a net gain of $1.4 million from the repurchase of $7.0 million of senior notes in December 2002. As Norm noted, with our bond repurchase, we have reduced our ongoing annual interest expense by approximately $600,000.

- We reduced our long-term debt by $7.0(m) in 2002 and our total long-term debt at December 31, 2002 was $93.0(m). Cash and cash equivalents were $2.1(m) at December 31, 2002 and we did not utilize our bank credit facility during 2002.

- At this time, we would like to open the conference call to questions from participants.


                       CONCLUDING STATEMENT - NORM HARRIS
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                            (AFTER COMPLETION OF Q&A)

- We would like to thank everyone for their participation in this conference call and your continued interest in Diamond Triumph Auto Glass.

- If there are any follow-up questions or any additional inquiries, please do not hesitate to contact either Michael Sumsky or myself at the Company's headquarters in Kingston, PA

- Finally, as we noted earlier, we now have 278 service centers in 46 states, call us at 1-800-452-7143 for your glass replacement needs.